                                  Exhibit 11

                         EQUITABLE OF IOWA COMPANIES
                Consolidated Net Income Per Share Computation

Year ended December 31                        1993          1992          1991
_______________________________________________________________________________
(Dollars in thousands, except per share data)
Primary:
  Net income                               $87,156       $54,506       $40,530
                                        ===========   ===========   ===========
  Average shares
   outstanding                          29,540,274    28,688,660    28,392,860
                                        ===========   ===========   ===========
  Net income per share                       $2.95         $1.90         $1.43
                                        ===========   ===========   ===========

Fully diluted:
  Net income                               $87,156       $54,506       $40,530

  Add:  Interest on 9%
    convertible installment
    notes                                       20            14            28
                                        ___________   ___________   ___________
  Total                                    $87,176       $54,520       $40,558
                                        ===========   ===========   ===========

  Average shares
   outstanding                          29,540,274    28,688,660    28,392,860

  Add:  Net effect of dilutive
     stock options - based on
     the treasury stock method
     using year-end market price,
     if higher than average
     market price                          724,264       731,092       683,704

     Assumed conversion of
     9% convertible installment
     notes                                  36,865        39,510        44,896
                                        ___________   ___________   ___________
  Total                                 30,301,403    29,459,262    29,121,460
                                        ===========   ===========   ===========
  Net income per share                       $2.88         $1.85         $1.39
                                        ===========   ===========   ===========


NOTE: This computation is required by Regulation S-K Item 601 and is filed as an exhibit under Item 14a(3) of Form 10-K. Fully diluted earnings per share calculated above has not been presented on the face of the company's Consolidated Statements of Income because dilution is less than three percent and, therefore, presentation is not required by Accounting Principles Board Opinion No. 15.